Exhibit 5.1

Baker McKenzie Switzerland AG Holbeinstrasse 30 P.O. Box 8034 Zurich Switzerland T +41 44 384 14 14 F +41 44 384 12 84 zurich.info@bakermckenzie.com www.bakermckenzie.com

In advance via email

NewcelX Ltd.

Hohstrasse 1

8302 Kloten

Switzerland

Zurich, May 11, 2026 | MC/jor

NLS Pharmaceutics Ltd – Registration Statement on Form F-3

Ladies and Gentlemen,

We have acted as special Swiss counsel to NLS Pharmaceutics Ltd., a stock corporation incorporated under the laws of Switzerland (the “Company”), in connection with the filing of a Registration Statement on Form F-3, filed on or around the date hereof (the “Registration Statement”), including the accompanying prospectus set forth therein, with the United States Securities and Exchange Commission (the “SEC”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale, from time to time by the Selling Shareholder (as defined and identified in the prospectus to the Registration Statement), of up to 2,259,217 of common shares, par value CHF 0.05 per share (the “Common Shares”), consisting of (i) 26,196 Common Shares issuable upon the conversion of 4,366 preferred shares of the Company (the “Preferred Shares”) issued in a private placement pursuant to a March 26, 2025, securities purchase agreement (the “March 2025 SPA”), (ii) 281,292 Common Shares issuable upon the conversion of 46,882 preferred participation certificates of the Company (the “PPCs”) issued in a private placement pursuant to an amendment to the March 2025 SPA entered into in June 26, 2025 (the “March 2025 SPA Amendment”), (iii) 773,553 Common Shares issuable upon the exercise of common warrants issued in a private placement pursuant to the March 2025 SPA and March 2025 SPA Amendment, (iv) 272,726 Common Shares issued in a private placement pursuant to an April 2026 securities purchase agreement (the “April 2026 SPA”), (v) 218,181 Common Shares issuable upon the exercise of pre-funded warrants issued in a private placement pursuant to the April 2026 SPA, and (vi) 687,269 Common Shares issuable upon the exercise of warrants issued in a private placement pursuant to the April 2026 SPA. As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

I.	Basis of Opinion

This opinion is confined to and given based on the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

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For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents (as defined hereafter), and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed originals or copies of the following documents (collectively the “Documents”):

1.	an electronic copy of the articles of association of the Company dated 23 April 2026, as filed with the Commercial Register of the Canton of Zurich (the “Articles”);

2.	an electronic copy of notarized resolutions of the Company’s extraordinary shareholders’ meeting dated 29 September 2025;

3.	an electronic copy of the meeting of the board of directors of the Company dated 31 March 2026;

4.	an electronic copy of the notarized resolutions of the Company’s board of directors dated 23 April 2026 regarding the implementation of the ordinary capital increase (Feststellungsbeschluss) for the issuance of the Common Shares and the corresponding amendments to the Articles in connection with the April 2026 SPA;

5.	an electronic copy of the duly executed subscription forms covering all Common Shares relating to the April 2026 SPA;

6.	an electronic copy of the certified excerpt from the Commercial Register of the Canton of Zurich in respect of the Company dated 4 May 2026;

7.	an electronic copy of the March 2025 SPA;

8.	an electronic copy of the March 2025 SPA Amendment;

No documents, other than the Documents, have been reviewed by us in connection with this opinion. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

II.	Assumptions

In rendering the opinion below, we assumed:

a)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

b)	the Company has not and will not dispose the respective number of Common Shares reserved in the conditional capital (bedingtes Aktienkapital) for the swapping of preferred participation certificates of the Company and preferred shares of the Company as well as for the exercise of common warrants, all under the March 2025 SPA and the March 2025 SPA Amendment, for any other purpose than the Conversion Shares;

c)	the Company has not and will not dispose the Common Shares underlying the warrants under the April 2026 SPA for any other purpose than the coverage of warrants under the April 2026 SPA;

d)	the genuineness of all signatures;

e)	the completeness of and conformity to the originals of all Documents submitted to us as copies; and

f)	to the extent relevant for purposes of this opinion, that all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate.

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III.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that:

a)	The Common Shares issued or issuable under the April 2026 SPA are or will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the New Common Shares).

b)	The Common Shares issued in connection with the March 2025 SPA and the March 2025 SPA Amendment from the Company’s conditional share capital (bedingtes Aktienkapital), will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Conversion Shares) if the following conditions have been met prior to the issuance of any Conversion Shares: (i) the exercise notice(s) to subscribe for such Common Shares will have been validly issued and properly delivered to the Company, and (ii) (y) in case of the exercise of common warrants, the exercise price, which must not be lower than the nominal value, will have been paid to a Swiss bank account of the Company, (z) in case of conversions, the Common Shares will be fully settled as to their conversion price of at least the nominal value by way of setting-off or cash payment on a Company’s bank account of a Swiss licensed bank in Switzerland.

IV.	Qualifications

This opinion is subject to the following qualifications:

a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland.

b)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, this opinion does not cover any matter relating to Swiss or foreign taxes. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and that any dispute arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of Zurich 1, Switzerland.

This opinion is given as of the date hereof. We have no responsibility to notify you of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

Baker McKenzie Switzerland AG

/s/ Matthias Courvoisier
Matthias Courvoisier
Dr. iur., MSc in Finance, Attorney at law
D +41 44 384 13 40
matthias.courvoisier@bakermckenzie.com

Registered in the Attorney’s Register

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